EXHIBIT 10.1
________________________________________________

SHARES SUBSCRIPTION AGREEMENT
________________________________________________

dated

11 September 2013

by and between

THE SIXTH ENERGY LIMITED

and

ASIA SIXTH ENERGY RESOURCES LIMITED

and

PACIFIC ENERGY DEVELOPMENT CORP.

Table of Contents

1.	DEFINITIONS AND INTERPRETATION		4
	1.1	Definitions	4
	1.2	Interpretation	9
	1.3	Awareness	10
2.	SUBSCRIPTION OF SHARES		10
	2.1	Subscription of Shares	10
	2.2	Waiver	10
3.	SUBSCRIPTION PRICE		10
	3.1	Subscription Price	10
	3.2	Payment of the Initial Subscription Price	11
	3.3	Adjustment of the Final Subscription Price	11
	3.4	Payment of the Final Subscription Price	12
	3.5	Use of the Subscription Proceeds	12
	3.6	Refund of the Initial Subscription Price	13
4.	CONDITIONS		14
	4.1	Conditions Precedent	14
	4.2	Satisfaction of the Conditions Precedent	15
5.	COMPLETION		16
	5.1	Completion Date	16
	5.2	Completion	16
6.	WARRANTIES AND UNDERTAKINGS		17
	6.1	Company Warranties	17
	6.2	Sixth Energy Warranties	17
	6.3	PEDCO Warranties	18
7.	SURVIVAL AND INDEMNITIES		20
	7.1	Survival	20
	7.2	Warranty Claims	20
	7.3	Procedures for Indemnification (Third Party Claims)	20
	7.4	Procedures for Indemnification (Direct Claims)	21
	7.5	No Double Recovery	21
	7.6	Mitigation Not Affected	22
	7.7	Fraud, Power, Authority, Capacity, Constitution	22
	7.8	Survival of these Provisions	22
8.	PRE-COMPLETION COVENANTS		22
	8.1	Conduct during Transition Period	22
	8.2	Information Rights	23
9.	ANNOUNCEMENTS AND CONFIDENTIALITY		24
	9.1	Announcements	24
	9.2	Confidentiality	24
	9.3	Exceptions to Confidentiality	24
10.	NOTICES		25
11.	GOVERNING LAW		25
12.	Dispute Resolution		26
	12.1	Amicable Settlement	26
	12.2	Arbitration Procedure	26
	12.3	Provisional or Interim Relief	26
	12.4	Continued Performance during Arbitration	26
13.	MISCELLANEOUS		26
	13.1	Fees and Expenses	26
	13.2	Successors and Assigns	26
	13.3	Assignment	26
	13.4	Survival	27
	13.5	Entire Agreement	27
	13.6	Further Assurances	27
	13.7	Amendments and Waivers	27
	13.8	No Waiver	27
	13.9	Severability	27
	13.10	Release and Indulgence	27
	13.11	Third Party Rights	27
	13.12	Counterparts	28

Schedule 1
Details of the Company and Subsidiaries

Schedule 2
Company Warranties

SHARES SUBSCRIPTION AGREEMENT

This Agreement is dated 11 September 2013

Between:

(1)
Asia Sixth Energy Resources Limited, a company incorporated under the laws of the British Virgin Islands and having its registered office at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands (the “Company”);

(2)
The Sixth Energy Limited, a company incorporated under the laws of the British Virgin Islands and having its registered office at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (“Sixth Energy”); and

(3)
Pacific Energy Development Corp., a company incorporated under the laws of the State of Nevada and having its registered office at 4125, Blackhawk Plaza Circle, Suite 201, Danville, CA 94506, the United States of America (“PEDCO”).

The Company, Sixth Energy and PEDCO are hereinafter referred to collectively as the “Parties” and each individually as a “Party”).

Recitals

A.
The Company is a company incorporated and validly existing under the laws of the British Virgin Islands. The Company owns 100% of the issued share capital of Groenzee, and directly and indirectly (through Groenzee), further owns 60% participating interest in Aral, a legal entity established under the laws of the Republic of Kazakhstan.  The brief particulars of the Company, Groenzee and Aral are set out in Schedule 1.

B.
Aral has a subsurface use right in the Northern Block as defined in and pursuant to the Contract No. 1081 of 29 December 2002 for Exploration of Hydrocarbons in the Northern Block located in Aktobe oblast of the Republic of Kazakhstan between the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan and the Company (as amended) (“Exploration Contract”).

C.
Aral has a subsurface use right to produce hydrocarbons as defined in and pursuant to the Contract No. 3582-4VS of 28 July 2010 for Production of Hydrocarbons in the East Zhagabulak field in Aktobe oblast of the Republic of Kazakhstan between the Ministry of Oil and Gas of the Republic of Kazakhstan and the Company (as amended) (“Production Contract”).

D.
The Company has issued 167 ordinary shares, par value of US$1.00 each, of which 100 ordinary shares, representing 59.88% of the share capital of the Company, are owned by Sixth Energy, and 67 ordinary shares, representing 40.12% of the share capital of the Company, are owned by Strong Petro.

E.
Pursuant to the Strong Petro SPA, (i) Sixth Energy and Strong Petro have agreed to subdivide and amend the authorized share capital of the Company into 5,000,000 ordinary shares of one class with a par value of US$0.01 each (“Shares”), and (ii) Sixth Energy has agreed to purchase, and Strong Petro has agreed to sell 5,531 Shares representing approximately 33.12% of the issued share capital of the Company after such share sub-division.

F.
Subject to the Strong Petro SPA Completion, PEDCO desires to acquire from the Company, and the Company, with the consent of Strong Petro and Sixth Energy, desires to issue to PEDCO, on the terms and subject to the conditions contained herein, 17,382 Shares, representing 51% of the total issued and outstanding share capital of the Company at Completion (the “Subscription Shares”).

G.
The Parties acknowledge that subject to the Strong Petro SPA Completion, Sixth Energy desires to sell and transfer, and each of Acap and Giant Dragon desires to purchase and receive from Sixth Energy 1,022 Shares, representing 3% of the issued share capital of the Company, and 3,408 Shares, representing 10% of the issued share capital of the Company, respectively (together, the “Sale of Minority Shares”).

H.
Following the consummation of the issuance of the Subscription Shares and the other transactions contemplated hereby, PEDCO, Sixth Energy, Giant Dragon, Strong Petro and Acap, will each own the following number of Shares:

	Shares	Approximate percentage of shareholding
PEDCO	17,382	51%
Sixth Energy	11,101	32.6%
Giant Dragon	3,408	10%
Strong Petro	1,169	3.4%
Acap	1,022	3%
Total:	34,082	100%

I.
Strong Petro and Sixth Energy have consented to, and waived their rights with respect to, the issuance of the Subscription Shares to PEDCO and the Sale of Minority Shares, under the agreements that they are each a party to and the Articles of the Company.

NOW THEREFORE, in consideration of the foregoing premises, and subject to the terms and conditions hereinafter set out, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Except when the context requires otherwise, capitalised terms used in this Agreement (including the Recitals above) shall have the following meanings:

“Acap” means Acap Limited, a company incorporated under the laws of the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such specified Person, including, without limitation, any general partner, officer, director, member, manager or employee of such Person and any investment fund now or hereafter existing that is Controlled by or under common Control with one or more general partners or managing members of, or shares the same management company with, such Person.

“Agreement” has the meaning given to it in the Preamble.

“Amended and Restated Loan Agreement” means the amended and restated loan agreement, in the agreed form, to be entered into between Sixth Energy and the Company, on the Completion Date.

“Aral” means Aral Petroleum Capital Limited Liability Partnership, a legal entity established under the laws of Kazakhstan, having state registration certificate No. 65245-1910- TOO (ИУ) issued by the Justice Department of the City of Almaty of the Ministry of Justice of Kazakhstan on 25 August 2004 and with its registered address at 77 Dzhambul Street, Almaty, 050012, Kazakhstan.

“Articles of the Company” means the Memorandum of Association and Articles of Association of the Company dated 20 September 2010 and amended from time to time.

“Audited Accounts” means the audited financial statements of each of the Company and Aral for the years ended 31 December 2011 and 31 December 2012, copies of which were included in the Due Diligence Data Material.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed for business in Hong Kong, the US or the PRC.

“Caspian” means Caspian Energy Ltd., a company established under the laws of the province of Ontario, Canada, registration No. 001632538, located at 2100 Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada, M5H 3C2.

“Caspian Transaction Agreements” means the following agreements, each dated 3 June 2013: (1) Caspian Loan Agreement; (2) the sale and purchase agreement between Caspian and Groenzee for the sale and transfer of 6.5% participating interest in Aral; (3) the deed of subordination entered into between Aral, Caspian and Groenzee; (4) the guarantee issued by Caspian in favour of Groenzee; (5) the subordination letter entered into between Caspian and Caspian Energy Inc.; (6) the share pledge entered into between Caspian and Groenzee; and (7) the wells testing agreement entered into between the Company, Groenzee and Caspian.

“Caspian Loan Agreement” means the amended and restated loan agreement between Caspian and Groenzee dated 3 June 2013.

“Company” has the meaning given to it in the Preamble.

“Company Warranties” means each of the statements set out in Schedule 2.

“Completion” has the meaning given to it Clause 5.1.

“Completion Date” has the meaning given to it Clause 5.1.

“Completion Notice” has the meaning given to it Clause 4.2(b).

“Confidential Information” means all information not publicly available, whether written or oral, obtained by a Party as a result of, or in connection with, entering into or performing its obligations under this Agreement, acquired before or after the date of this Agreement but before Completion, and which relates to: (a) another Party's business, customers, suppliers, financials or other affairs; (b) the negotiations concerning this Agreement and any other Transaction Agreements; and (c) the provisions and the subject matter of this Agreement and any other Transaction Agreements, and in the case of PEDCO, including any information obtained by PEDCO or its representatives pursuant to Clause 8.2.

“Consent” means any authorisation, waiver, release, exemption, consent or other approval of, from or imposed by, any Person (other than a Governmental Authority).

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person (whether through ownership interest, by contract or otherwise); provided, however, that, in any event, any Person that owns directly or indirectly more than fifty percent (50%) of the ordinary voting interests in such other Person shall be deemed to Control such other Person.

“Directors” means the directors for the time being of the Company.

“Disclosed” means disclosed in the Due Diligence Data Material fairly and with sufficient particularity to enable PEDCO to reasonably assess the full impact on each Group Company of the matter, fact or circumstance disclosed.

“Dispute” means a dispute, controversy, difference or claim between the Parties arising out of or in relation to this Agreement.

“Due Diligence Data Material” means all documentation and information made available by Sixth Energy, the Company or their agents, advisors or representatives to PEDCO in paper or electronic format for inspection and review for the purposes of this Agreement or otherwise delivered to PEDCO and anything made available to PEDCO, its agents, advisors or representatives in connection with the transactions contemplated under this Agreement (a list of such documents has been confirmed by the Parties in writing on the date hereof).

“Encumbrance” means any deed to secure debt, assignment, security interest, security right, pledge, lien, charge, option, encumbrance and claim or right of any kind of third Persons, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and in relation to shares in the issued shares capital of a company, any right to appoint a proxy, exercisable by any party other than the holder of such shares.

“Escrow Account” means a separately designated account maintained with the Escrow Agent in Hong Kong, which account shall be free from any Encumbrance.

“Escrow Agent” means any person as agreed upon by the Parties in writing.

“Escrow Agreement” means the agreement for the establishment and administration of the Escrow Account in the agreed form to be entered into among PEDCO, the Company and the Escrow Agent.

“Existing Shareholder Loan Agreement” means the shareholder loan agreement dated 28 December 2011 between Sixth Energy (as lender) and the Company (as borrower).

“Exploration Contract” has the meaning given to it in Recital (B).

“Extended Long Stop Date” has the meaning given to it in Clause 4.2(c).

“Final Subscription Price” means the sum of Twenty Million United States Dollars (US$20,000,000), subject to the adjustment set out in Clause 3.3(a).

“Fundamental Warranties” means any Company Warranty set out in clauses 1 (Existence), 2 (Authority), 3 (Non-Contravention), 4 (Consents), 5 (Proceedings), 9 (No Default), 14 (Compliance with Laws; Permits), 15 (Insolvency, Winding Up, Etc.), 17 (Liabilities), 19 (Assets), 20 (Operations) of Schedule 2, to the extent that a breach of such Company Warranty will directly (i) result in the invalidation of this Agreement and the transactions contemplated hereunder or (ii) reduce the total assets of the Group Companies (as of the Completion Date) by more than 50%.

“General Warranty Expiration Date” has the meaning given to it in Clause 7.1.

“Giant Dragon” means Giant Dragon Enterprises Limited, a company incorporated under the laws of the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands.

“Governmental Authority” means any national or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, juridical, public, regulatory, legislative or statutory instrumentality, authority, body, agency, department, bureau or entity (including any zoning authority or any comparable authority).

“Governmental Rule” means any law, rule, regulation, ordinance, order, code, Permit, interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority having the effect and force of law.

“Groenzee” means Groenzee B.V., a private company with limited liability, governed by Dutch law, with corporate seat in Amsterdam, the Netherlands, registered with the Dutch Trade Register under number 27237041.

“Groenzee Loan Agreement” means the amended and restated loans agreement dated 3 June 2013 entered into between Groenzee and Aral.

“Group Companies” means the Company and its Subsidiaries (including Groenzee and Aral) and each a “Group Company”.

“Hong Kong” means the Hong Kong Special Administrative Region.

“IFRS” means the International Financial Reporting Standards.

“Indebtedness” all (i) indebtedness, including, (A) all obligations for borrowed money, (B) obligations evidenced by bonds, notes, debentures, loan agreements or similar instruments, (C) obligations as an account party in respect of or arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (ii) the aggregate amount required to be capitalized under leases, (iii) obligations for deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (iv) all accrued and unpaid interest on any of the foregoing.

“Initial Subscription Price” means an amount up to Twenty Million United States Dollars (US$20,000,000) or the sum of Ten Million United States Dollars (US$10,000,000) in the event Yao Hang fails to pay any of the Yao Hang Subsequent Closing Payment.

“Initial Subscription Price Second Instalment” has the meaning given to it in Clause 3.2(b).

“Long Stop Date” means 15 September 2014 or such other date(s) as agreed to in writing by the Parties.

“Losses” has the meaning given to it in Clause 7.2(a).

“Management Accounts” means the unaudited financial statements of (1) Aral for the three months ended 31 March 2013 and (2) Groenzee for the years ended 31 December 2011 and 31 December 2012, copies of which were included in the Due Diligence Data Material.

“Material Adverse Effect” means a material adverse effect on the business, results of operation or financial condition of a company and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the effects of (i) any changes or developments generally affecting the industry in which a company or any of its Subsidiaries operates, which changes or developments do not disproportionately affect a company or any of its Subsidiaries relative to other participants in such industry in any material respect, (ii) any changes or developments in connection with general economic, political or regulatory conditions, which changes do not disproportionately affect a company or any of its Subsidiaries, and (iii) any changes or proposed changes in the IFRS.

“MOG” means the Ministry of Oil and Gas of the Republic of Kazakhstan.

“MOG Consent” has the meaning given to it in Clause 4.1(a)(vii).

“Notice” has the meaning given to it in Clause 10.

“Parties” or “Party” has the meaning given to it in the Preamble.

“PEDCO” has the meaning given to it in the Preamble.

“PEDCO Warranties” has the meaning given to it in Clause 6.3.

“PEDEVCO” means PEDEVCO Corp., a corporation incorporated under the laws of the State of Texas, the United States of America, and the parent company of PEDCO.

“Permits” means all licences, permits, franchises, approvals, authorisations, notices, reports, assessments, consents, waivers, exemptions, variances or orders of, registrations or filings by any Party and required by, or otherwise issued by, any Governmental Authority.

“Person” means any individual, partnership, joint venture, joint stock company, company, corporation, trust, estate, juridical entity, firm, association (whether a body corporate or an unincorporated association of Persons), statutory body, unincorporated organisation, or Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“PRC” means the People’s Republic of China, excluding for the purposes of this Agreement, Hong Kong, Macau Special Administrative Region and Taiwan.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Production Contract” has the meaning given to it in Recital (C).

“Register of Members” means the Register of Members of the Company maintained in the British Virgin Islands.

“Relevant Period” has the meaning given to it in Clause 3.3(a)(i).

“Restated Articles” means the Amended and Restated Articles of the Company in the agreed form.

“Sale of Minority Shares” has the meaning given to it in Recital (G).

“Shares” has the meaning given to it in Recital (E).

“Shareholders’ Agreement” means the shareholders’ agreement in the agreed form to be entered into by and among the Parties on the Completion Date and as may be amended from time to time.

“Sixth Energy” has the meaning given to it in the Preamble.

“Sixth Energy SPAs” means, collectively, (i) a sale and purchase agreement between Sixth Energy and Acap with respect of the sale and transfer of 3% of the issued share capital of the Company, and (ii) a sale and purchase agreement between Sixth Energy and Giant Dragon with respect of the sale and transfer of 10% of the issued share capital of the Company, in each case subject to the Strong Petro SPA Completion.

“Sixth Energy Warranties” has the meaning given to it in Clause 6.2.

“Strong Petro” means Excellent Harvest Holdings Ltd., a company incorporated under the laws of the British Virgin Islands and having its registered office at Akara Bldg., 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

“Strong Petro SPA” means the share purchase agreement for the transfer of 5,531 Shares between the Company, Sixth Asia and Strong Petro dated 27 March 2013 and any supplemental agreement thereto.

“Strong Petro SPA Completion” has the meaning given to it under the Strong Petro SPA.

“Subscription Price” means the Initial Subscription Price and the Final Subscription Price, being the aggregate price to be paid by PEDCO for the Subscription Shares.

“Subscription Shares” has the meaning given to it in Recital (F).

“Subsidiary” means, with respect to any Person: (a) any company or corporation more than 50% of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such company or corporation (irrespectively of whether or not at the time shares of any class or classes of such company or corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person; and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“Subsurface Use Contracts” means the Exploration Contract and the Production Contract.

“Target Production Volume” has the meaning given to it in Clause 3.3(a).

“Taxes” means and includes all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies, withholdings and deductions, including customs duties and hydrocarbon export customs duties, in each case whether of the Republic of Kazakhstan, the British Virgin Islands, or elsewhere and whenever imposed and all related penalties, charges, costs and interest.

“Tax Warranty Expiration Date” has the meaning given to it in Clause 7.1.

“Transaction Agreements” means this Agreement, the Shareholders’ Agreement, the Restated Articles, the Amended and Restated Loan Agreement, and the Escrow Agreement.

“Transition Period” means the period between the date of this Agreement and the Completion Date.

“U.S. Dollar” or “US$” means the lawful currency of the United States of America.

“Warranties” means the Company Warranties, Sixth Energy Warranties and PEDCO Warranties, and “Warranty” shall mean any one of those warranties.

“Warrantors” means Sixth Energy and the Company and “Warrantor” means any of them.

“Warranty Expiration Date” has the meaning given to it Clause 7.1.

“Yao Hang” means Yao Hang Finance (Hong Kong) Limited.

“Yao Hang Subscription Agreement” has the meaning given to it in Clause 6.3(g).

“Yao Hang Subsequent Closing Payment” has the meaning given to it in Clause 6.3(g).

1.2	Interpretation

The following rules of construction and interpretation shall apply to this Agreement:

(a)	Periods of time refer to the Gregorian calendar and reference to a time of day shall be construed as a reference to the time of day in Beijing, the PRC.

(b)	Any document expressed to be in “agreed form” means a document in or substantially in the form approved by, and signed for identification purposes by or on behalf of, all the Parties.

(c)	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)
The words “include,” “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of similar import.

(e)	Unless the context clearly requires otherwise, “or” is not exclusive.

(f)
Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to the Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

(g)	References to the Preamble, Recitals, Clauses and Schedules are to the preamble, recitals, clauses and schedules of this Agreement.

(h)	The headings are for convenience only and shall not affect the interpretation hereof.

(i)
Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate.

(j)
The Transaction Agreements are the result of negotiations between, and have been reviewed by, the respective parties to each such agreement. Accordingly, each such agreement shall be deemed to be the product of all parties thereto, and there shall be no presumption that an ambiguity should be construed in favour of or against any of the Parties, as the case may be, thereto solely as a result of such party’s actual or alleged role in the drafting of any such agreement.

(k)
Any reference in this Agreement to a Transaction Agreement shall include any schedules and exhibits attached thereto and shall include that Transaction Agreement as amended, modified or supplemented from time to time and any document which amends, modifies or supplements that Transaction Agreement.

(l)	This Agreement may be translated into one or more languages other than English. In the event of any inconsistency or contradiction between the texts, this English text shall prevail.

1.3	Awareness

Where any statement in the Company Warranties or any confirmation or certificate given by any of the Warrantors pursuant to this Agreement is qualified by the expression “to the best of the knowledge of the Warrantors” or “so far as the Warrantors are aware” or any similar expression, this shall be limited to the actual knowledge of the Directors.

2.	SUBSCRIPTION OF SHARES

2.1	Subscription of Shares

Upon the terms and subject to the conditions of this Agreement, and in reliance on the Company Warranties and other covenants and undertakings on the part of the Company, at the Completion, PEDCO (or its nominee) shall subscribe for and the Company shall allot and issue to PEDCO (or its nominee) the Subscription Shares with all rights now or in the future attaching to it (including the right to receive all dividends, distributions or any return of capital, made or paid on or after the date of this Agreement) free and clear of any Encumbrances.

2.2	Waiver

Sixth Energy hereby waives any rights of pre-emption conferred on it by the Articles of the Company or otherwise over the Subscription Shares.

3.	SUBSCRIPTION PRICE

3.1	Subscription Price

The price to be paid by PEDCO to the Company for the issue of the Subscription Shares shall be the Subscription Price.

3.2           Payment of the Initial Subscription Price

(a)	First Instalment of the Initial Subscription Price

Simultaneously with the signing of this Agreement, PEDCO shall pay to the following bank account of the Company United States Dollars Eight Million (US$8,000,000) by wire transfer of immediately available funds for same day value in US$:

Bank	:	HSBC
SWIFT Code	:	HSBCHKHHHKH
Account Name	:	Asia Sixth Energy Resources Limited
Account No.	:	809-785512-838
Reference	:	PEDCO / ASER Placement

(b)	Subsequent Instalment(s) of the Initial Subscription Price

During the period between the date of this Agreement and the Completion Date,

(i)
PEDCO shall pay to the Company an amount equal to United States Dollars Two Million (US$2,000,000) (“Initial Subscription Price Second Instalment”) within two (2) Business Days after PEDEVCO’s receipt of any funds (other than the Yao Hang Subsequent Closing Payment) of or exceeding the amount of United States Dollars Two Million (US$2,000,000) currently due from investors; and

(ii)
within two (2) Business Days after PEDEVCO’s receipt of any portion of the Yao Hang Subsequent Closing Payment, PEDCO shall pay to the Company an amount equal to such sum, up to in the aggregate, United States Dollars Ten Million (US$10,000,000), by wire transfer of immediately available funds for same day value in US$ to the bank account of the Company referred to in Clause 3.2(a).

3.3	Adjustment of the Final Subscription Price

(a)	Adjustment

The Final Subscription Price shall be adjusted in the following manner:

(i)
if the daily average volume of oil produced by Aral (“Target Production Volume”) for the thirty (30) days prior to the issuance of the Completion Notice by the Company (“Relevant Period”) is less than 1,000 barrels, the Final Subscription Price shall be zero; and

(ii)
if the Target Production Volume during the Relevant Period is at or exceeds 1,000 barrels but less than 1,500 barrels, the Final Subscription Price shall be United States Dollars Fifteen Million (US$15,000,000).

If the Target Production Volume during the Relevant Period is at or exceeds 1,500 barrels, there shall be no adjustment and the Final Subscription Price shall be United States Dollars Twenty Million (US$20,000,000).

(b)	Calculation of the Production Volume

(i)
At the time of the issuance of the Completion Notice, the Company will provide a written notice (“Calculation Notice”) certified by the General Director of Aral stating the total production volume of Aral and the Target Production Volume during the Relevant Period, such notice to include all documents, information and records reasonably necessary for PEDCO to confirm the calculations therein. The Company shall procure Aral to furnish to PEDCO or its authorised representative, upon three (3) Business Days prior written notice to the Company, with reasonable visitation and inspection rights to the East Zhagabulak Field and Aral’s headquarters to confirm the volume of oil produced by Aral during the Relevant Period.

(ii)
If PEDCO notifies its agreement with the calculation of the Target Production Volume or fails to give any notification within fifteen (15) Business Days of receipt of the Calculation Notice, the Calculation Notice shall be final and binding on PEDCO and the Company.

(iii)
If PEDCO disagrees with the Target Production Volume in the Calculation Notice, PEDCO shall notify the Company within fifteen (15) Business Days of receipt of the Calculation Notice (“Dispute Notice”) that PEDCO disputes the applicable Target Production Volume calculation and sets out in reasonable details its ground of dispute. If the Company receives a Dispute Notice, the Company and PEDCO will use their respective reasonable best efforts to mutually agree on the relevant Target Production Volume.

(iv)
If the Company and PEDCO are unable to agree on the Target Production Volume within thirty (30) calendar days of the Company’s receipt of the Dispute Notice, then the Company and PEDCO shall refer the matters in dispute to a reputable, international, independent expert acceptable to both the Company and PEDCO (“Expert”). The Expert shall act on the following basis:

(1)	the Expert shall act as an expert and not as an arbitrator;

(2)	the Expert’s terms of reference shall be to determine the matters in dispute within forty (40) Business Days of his appointment (the “Expert Decision”);

(3)
within 10 Business Days after Expert appointment the Company and PEDCO shall each provide the Expert with all information relating to them which the Expert reasonably requires and the Expert shall be entitled (to the extent he considers appropriate) to base his determination on such information and on the accounting and other records of Aral;

(4)	the Expert Decision is, in the absence of (x) fraud or manifest error, or (y) any objection in writing from the Company, final and binding on the Parties; and

(5)	the Expert’s costs shall be equally shared by the Company and PEDCO.

3.4	Payment of the Final Subscription Price

After the Target Production Volume during the Relevant Period is determined according to Clause 3.3(b), PEDCO shall deposit the Final Subscription Price into the Escrow Account no later than the Long Stop Date.

3.5	Use of the Subscription Proceeds

The Subscription Price shall be used by the Company for the following purposes and according to the following time schedule:

(a)
Of the portion of the Initial Subscription Price received by the Company, a sum of not more than Ten Million and Four Hundred Thousand United States Dollars (US$10,400,000) shall be used to repay a corresponding portion of the shareholder loan under the Existing Shareholder Loan Agreement owing from the Company to Sixth Energy; and the remaining portion of the Initial Subscription Price received by the Company shall be used by the Company to (a) meet its financial obligations, including providing such funds to Groenzee to enable it to meet its obligations under the Groenzee Loan Agreement, and to pay its operating expenses, including fees of Sixth Energy’s and the Company’s legal advisors and consultants, provided that such fees shall not exceed United States Dollars One Million and Two Hundred Thousand (US$1,200,000); and (b) at the direction of PEDCO, to pay, against valid invoices, legal, accounting, professional and consulting fees and expenses, and other expenses incurred by PEDCO in connection with this Agreement and the transactions contemplated thereby, provided that the total amount of such fees will not exceed United States Dollars Two Hundred Thousand (US$200,000); and

(b)
Of the Final Subscription Price, (i) if the Final Subscription Price is Twenty Million United States Dollars (US$20,000,000), save with the prior written consent of PEDCO, a sum of not more than Eighteen Million United States Dollars (US$18,000,000) shall be used to repay a corresponding portion of the shareholder loan owing from the Company to Sixth Energy under the Amended and Restated Loan Agreement no later than five (5) Business Days from the Completion Date, and (ii) in the event the Final Subscription Price is Fifteen Million United States Dollars (US$15,000,000), a sum of not more than Ten Million United States Dollars (US$10,000,000) shall be used to repay a corresponding portion of the shareholder loan owing from the Company to Sixth Energy under the Amended and Restated Loan Agreement no later than five (5) Business Days from the Completion Date.

3.6	Refund of the Initial Subscription Price

(a)
If (a) the conditions set out in Clause 4.1 are not satisfied by the Long Stop Date or the Extended Long Stop Date and this Agreement is terminated under Clause 4.2(c); or (b) Completion does not occur in accordance with this Agreement (other than as a result of the material breach of the conditions in Clause 4.1(b) by PEDCO and such breach is not cured by PEDCO within thirty (30) days of written notice from the Company); or (c) this Agreement is terminated otherwise pursuant to the written agreement of the Parties prior to the Completion Date, the Company shall within ten (10) Business Days of the occurrence of any of the aforesaid events fully refund such portion of the Initial Subscription Price received by the Company, without any interest, to PEDCO (or its nominee) by wire transfer to such bank account designated in writing by PEDCO.

(b)
In the event this Agreement is terminated due to the MOG exercising its pre-emptive purchase right with respect to the Share Subscription as provided in Clause 4.1(a)(vii), upon receipt of the relevant Initial Subscription Price funds from the MOG, the Company shall promptly (within one (1) Business Day) and fully refund such portion of the Initial Subscription Price received by the Company from PEDCO, without interest, to PEDCO (or its nominee) by wire transfer to such bank account designated in writing by PEDCO.

(c)
In the event this Agreement is terminated pursuant to Clause 3.6(a) and a refund is due to PEDCO, until such time that such portion of the Initial Subscription Price received by the Company is fully refunded to PEDCO:

(i)
PEDCO shall hold a first priority lien and security interest in, to and under all of the assets of the Company (the “Collateral”), including, but not limited to, the Company’s ownership interest in all of its Subsidiaries, including Groenzee, and any dividends, proceeds from any disposal or sale of any shares of or assets in the Company or any Subsidiary thereof (including Groenzee and Aral), in each case payable to the Company or Groenzee, and any monies raised through debt financings, it being acknowledged by PEDCO that the creation of any Collateral over the Company’s indirect or indirect ownership interest in Aral is subject to obtaining the prior written consent and/or waiver of Caspian and relevant consent from the MOG.

(ii)
At the written request of PEDCO, the Company will join with PEDCO in executing one or more financing statements pursuant to applicable law in a form reasonably satisfactory to PEDCO and the Company (collectively the “Financing Statements” and each a “Financing Statement”), it being acknowledged by PEDCO that the execution of a Financing Statement by the Company shall be subject to the obtaining of necessary approval, consent, waiver of any Person (including any Governmental Authority) in accordance with applicable laws and/or contractual commitments binding on the Company.  Subject to the foregoing, the Company hereby authorizes PEDCO to file a Financing Statement signed only by PEDCO in all places where necessary to perfect PEDCO’s security interest in the Collateral in all jurisdictions where such authorization is permitted by applicable law. Without limiting the foregoing the Company agrees that whenever applicable law requires the Company to sign a Financing Statement for filing purposes, the Company hereby appoints PEDCO or any of PEDCO’s representatives as the Company’s attorney and agent, with full power of substitution, to sign or endorse the Company’s name on any Financing Statement or other document necessary to give effect to the above and authorizes PEDCO to file a Financing Statement in all places where necessary to perfect PEDCO’s security interest in the Collateral; and the Company ratifies all acts of PEDCO and said representatives. A carbon, photographic or other reproduction of this Agreement or of a Financing Statement is sufficient as a Financing Statement. Upon full payment of all obligations under this Agreement, the lien or charge created hereby or resulting herefrom, shall automatically cease to exist and PEDCO shall file all termination statements and take all actions necessary to accomplish this purpose as may be reasonably requested by the Company.

(iii)
Sixth Energy agrees that all obligations to repay or otherwise satisfy debt, other monies, chattel or equity interests due and owing by the Company to Sixth Energy, as the date of, or maturing after, the termination of this Agreement, including, but not limited to, pursuant to the Existing Shareholder Loan Agreement, as amended or superseded to date, shall be expressly subordinated to the Company’s obligation to refund the full amount of the Initial Subscription Amount to PEDCO hereunder, and that until the Company has fully satisfied its obligation to refund the full amount of the Initial Subscription Amount to PEDCO as required hereunder, nothing of value shall be paid, issued, delivered or otherwise transferred to Sixth Energy.

(d)
The obligation of the Company to refund such portion of the Initial Subscription Price received by the Company to PEDCO, and all the provisions of this Clause 3.6, shall survive the termination of this Agreement.

4.	CONDITIONS

4.1	Conditions Precedent

(a)
The obligation of PEDCO to subscribe for the Subscription Shares at the Completion is conditioned upon the fulfilment of the following conditions (unless otherwise waived by PEDCO by written notice to the Company):

(i)
each of the Company Warranties and the Sixth Energy Warranties shall be true and correct in all material respects as if made on and as of the Completion Date (except that such representations and warranties that are made as of a specific date need be true, correct only as of such date);

(ii)
the Company shall have performed and complied with, in all material respects, all covenants, agreements, and undertakings contained in this Agreement that are required to be performed or complied by the Company on or before the Completion;

(iii)
receipt of certified copies of the resolutions of the Directors and shareholders (if required) of the Company approving the terms of the Transaction Agreements to which the Company is a Party and the transactions contemplated therein;

(iv)
receipt of certified copies of the resolutions of Sixth Energy’s board of directors approving the terms of the Transaction Agreements to which Sixth Energy is a Party and the transactions contemplated therein;

(v)	receipt of a written waiver by Strong Petro of their pre-emptive rights to acquire Subscription Shares in accordance with the Articles of the Company;

(vi)	receipt of a written confirmation from Sixth Energy that the Strong Petro Completion will take place in accordance with the Strong Petro SPA and simultaneously with the Completion hereunder;

(vii)
receipt of a copy of the written confirmation(s) from the MOG (“MOG Consent”) that (i) the MOG consents to the transactions contemplated under this Agreement; and (ii) the government of Kazakhstan will not exercise the state's pre-emptive purchase right with respect to the Share Subscription under the Law of the Republic of Kazakhstan On Subsoil and Subsoil Use dated 24 June 2010;

(viii)
receipt of the consent of the Agency of the Republic of Kazakhstan for the Protection of Competition for the acquisition by PEDCO of the Subscription Shares from the Company in accordance with Article 50 of the Law No. 112-IV of the Republic of Kazakhstan “On Competition” dated 25 December 2008; and

(ix)	each of the Transaction Agreements to which the Company and Sixth Energy are parties shall have been duly executed and delivered by each of the Company and Sixth Energy.

(b)
The obligation of the Company to allot and issue the Subscription Shares to PEDCO at the Completion is further conditioned upon the fulfilment of the following conditions (unless otherwise waived by the Company by written notice to PEDCO):

(i)
each of PEDCO Warranties in Clause 6.3 shall be true and correct as of the Completion as if given at the Completion (except that such representations and warranties that are made as of a specific date need be true, correct only as of such date);

(ii)
PEDCO shall have performed and complied with in all material respects all covenants, agreements, and undertakings contained in this Agreement that are required to be performed or complied with by it on or before the Completion;

(iii)
receipt of certified copies of the resolutions of the board of directors of PEDCO approving the terms of the Transaction Agreements to which PEDCO is a party and the transactions contemplated therein; PEDCO has deposited into the Escrow Account the Final Subscription Price according to Clause 3.4; and

(iv)	each of the Transaction Agreements to which PEDCO is a party shall have been duly executed and delivered by PEDCO.

4.2	Satisfaction of the Conditions Precedent

(a)	Each Party hereby undertakes to the other Parties to use its reasonable endeavours to fulfil all the conditions set out in Clause 4.1 on or prior to the Long Stop Date.

(b)
Upon the completion of the conditions set out in Clause 4.1(a)(vii) and Clause 4.1(a)(viii), the Company shall issue a notice (“Completion Notice”) to PEDCO confirming the satisfaction of such conditions and that it is not aware of (a) any breach of the conditions set out in Clause 4.1(a)(i) and Clause 4.1(a)(ii), and (b) any reason that the conditions in Clause 4.1(a)(iii), Clause 4.1(a)(iv), Clause 4.1(a)(v), Clause 4.1(a)(vi), and Clause 4.1(a)(ix) cannot be satisfied on the Completion Date.

(c)
If (i) any of the applicable conditions set out in Clause 4.1 shall not have been fulfilled (or waived or modified by PEDCO or the Company and Sixth Energy, as the case may be) on or prior to the Long Stop Date, PEDCO (in the case of the conditions set out in Clause 4.1(a)), or the Company and Sixth Energy (in the case of the conditions set out in Clause 4.1(b)), shall be entitled to (i) terminate this Agreement, (ii) without prejudice to any other rights of the Parties, effect the Completion so far as practicable having regard to the defaults which have occurred, or (iii) agree on a new date for the Completion (“Extended Long Stop Date”).

(d)
If the Company objected to the Expert Decision under Clause 3.3(b)(iv)(4), and PEDCO and the Company are not able to agree to the Target Production Volume during the Relevant Period within thirty (30) calendar days from the date of such written objection from the Company, Sixth Energy and the Company shall have the right to terminate this Agreement by notice in writing to PEDCO.

(e)
In the event of termination of this Agreement by PEDCO or the Company and Sixth Energy, as the case may be, pursuant to this Clause 4.2, no Party shall have any claim against the other Parties save for fraud or any wilful breach of this Agreement occurring prior to termination.

5.	COMPLETION

5.1	Completion Date

The issuance and subscription of the Subscription Shares shall be consummated (the “Completion”) at the offices of Baker & McKenzie, at 23/F One Pacific Place, 88 Queensway, Hong Kong or such other place as agreed in writing by the Parties on the earlier of the date falling five (5) Business Days after the date of satisfaction or waiver by the Company or PEDCO, as the case may be (except for those conditions which by their nature cannot be satisfied until the Completion), of the conditions precedent set out in Clause 4.1, or such other date as the Parties may reasonably and mutually agree in writing (such date, the “Completion Date”).

5.2	Completion

(a)	At Completion, subject to PEDCO’s satisfaction of its obligations under Clause 5.2(b), the Company shall deliver, or cause to be delivered, to PEDCO:

(i)	a share certificate representing the Subscription Shares in the name of PEDCO (or its nominee);

(ii)	a certified copy of the Register of Members reflecting the subscription by PEDCO (or its nominee) of the Subscription Shares;

(iii)
letters of resignation in the agreed form from (i) the following director(s) of the Company: Frank Douglas Magnus, Wang Jiansheng and Yao Guoliang; and (ii) the general director of Aral: Li Yulin, all such resignations to take effect from the Completion Date;

(iv)
written resolutions of the board of directors of the Company and Groenzee, as the case may be, in the agreed form, to approve (1) the issue and allotment of the Subscription Shares to PEDCO, (2) the registration of PEDCO as holder of the Subscription Shares; (3) the appointment of such persons as PEDCO may nominate as directors of the Company and Aral to replace the persons who resigned as directors of the Company and Aral under Clause 5.2(a)(iii); and (3) the amendment to the authorities to the bankers of the Company and Groenzee relating to bank accounts and to give authority to such persons as PEDCO may nominate to operate the same; and

(v)	duly executed copies of each of the Transaction Agreements (to the extent not already executed prior to the Completion Date) to which the Company and Sixth Energy is a party;

(b)	At Completion, subject to the Company’s satisfaction of its obligations under Clause 5.2(a), PEDCO shall

(i)	cause the Escrow Agent to release from the Escrow Account the Final Subscription Price, if applicable, to the bank account(s) designated by the Company according to the Escrow Agreement;

(ii)	pay to the bank account of the Company referred to in Clause 3.2(a) and any outstanding sum that is payable to the Company by PEDCO according to Clause 3.2(b)(i) and Clause 3.2(b)(ii); and

(iii)
deliver, or cause to be delivered, to the Company duly executed copies of each of the Transaction Agreements (to the extent not already executed prior to the Completion Date) to which PEDCO is a party.

6.	WARRANTIES AND UNDERTAKINGS

6.1	Company Warranties

(a)
Each Warrantor hereby jointly and severally warrants to PEDCO that each statement made in the Company Warranties is, in all material respects, true and correct as of the date hereof and as of the Completion Date, subject only to:

(i)            any matter which is Disclosed;

(ii)	any matter contained or referred to in the Audited Accounts and the Management Accounts or provided for under the terms of this Agreement or any other Transaction Agreements; and

(iii)
any matter or thing hereafter done or omitted to be done pursuant to this Agreement or any of the Transaction Agreements, or otherwise at the request in writing or with the consent in writing of PEDCO.

(b)	Each of the Company Warranties shall be separate and independent and save as expressly otherwise provided, shall not be limited by reference to any provision in this Agreement.

(c)
During the Transition Period, the Warrantors shall notify PEDCO in writing immediately if any of the Warrantors becomes aware of a fact or circumstance which would cause any Company Warranty to be unfulfilled, untrue, inaccurate or misleading in any material respect if given in respect of the facts or circumstances as at any time on or prior to the Completion, provided that such notice shall not affect any of the conditions precedent to the obligations of PEDCO, or satisfaction thereof.

(d)
Except for the Company Warranties and the Sixth Energy Warranties, neither Sixth Energy nor the Company nor any other Person makes any other express or implied representation or warranty on behalf of any of them.

6.2	Sixth Energy Warranties

Sixth Energy hereby warrants to PEDCO that:

(a)	it is a company limited by shares, duly organized, validly existing and in good standing under the laws of the British Virgin Islands in which it is organized;

(b)
it has the full corporate power and authority and full legal capacity to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party and each of such Transaction Agreements will be or have been duly executed and delivered and constitute or will constitute a valid and binding obligation of Sixth Energy enforceable in accordance with its terms, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity;

(c)
the execution, delivery and performance of the Transaction Agreements to which it is a party, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) any Governmental Rule or order of any Governmental Authority or any court, domestic or foreign, having jurisdiction over Sixth Energy, (ii) any material agreement or instrument to which Sixth Energy is a party or by which Sixth Energy is bound or to which any of the properties of Sixth Energy is subject, or (iii) the organizational documents of Sixth Energy other than, in each case, where such breach, violation or default has not and is not reasonably likely to have a material adverse effect on Sixth Energy's ability to perform its obligations under any of the Transaction Agreements to which it is a party;

(d)
save as expressly set out in this Agreement, it is not and will not be required to give any notice or to make any filing with or obtain any Permit, consent, waiver or other authorisation from any Governmental Authority or other Person in connection with the execution, delivery and performance of the Transaction Agreements to which it is a party;

(e)
there is no legal, administrative, arbitration or other action or Proceeding or governmental investigation pending or threatened, either by or against Sixth Energy, and there are no relevant facts known to Sixth Energy which are likely to give rise to such Proceedings, that challenges the validity or performance of this Agreement or the other Transaction Agreements to which it is a party or which, if successful, could hinder or prevent Sixth Energy from performing its obligations hereunder or thereunder; and

(f)
(i) no order has been made, petition presented, meeting convened or resolution passed for the winding-up of Sixth Energy or for the appointment of any provisional liquidator of Sixth Energy or any analogous proceedings; (ii) Sixth Energy has not stopped or suspended payment of its debts or become unable to pay its debts; (iii) Sixth Energy has not entered into any compromise or arrangement with its creditors or any class of its creditors generally, nor has any such compromise or arrangement been proposed, sanctioned or approved; and (iv) no distress, execution or other similar process has been levied on any of the assets of Sixth Energy;

(collectively, the “Sixth Energy Warranties”).

Sixth Energy hereby acknowledges that each of the Sixth Energy Warranties in this Clause 6.1 is true and correct as of the date hereof and as of the Completion Date, and PEDCO has relied upon such Sixth Energy Warranties to enter into this Agreement. Each of Sixth Energy Warranties in this Clause 6.1 shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any provision in this Agreement

6.3	PEDCO Warranties

PEDCO hereby warrants to the other Parties that:

(a)	it is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada in which it is organized;

(b)
it has the full corporate power and authority and full legal capacity to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party and each of such Transaction Agreements will be or have been duly executed and delivered and constitute or will constitute a valid and binding obligation of PEDCO enforceable in accordance with its terms, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity;

(c)
the execution, delivery and performance of the Transaction Agreements to which it is a party, and the subscription and acceptance of the Subscription Shares by PEDCO, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) any Governmental Rule or order of any Governmental Authority or any court, domestic or foreign, having jurisdiction over PEDCO or any of their respective properties, (ii) any material agreement or instrument to which PEDCO is a party or by which PEDCO is bound or to which any of the properties of PEDCO is subject, or (iii) the organizational documents of PEDCO other than, in each case, where such breach, violation or default has not and is not reasonably likely to have a material adverse effect on PEDCO's ability to perform its obligations under any of the Transaction Agreements to which it is a party;

(d)
save as expressly set out in this Agreement, it is not and will not be required to give any notice or to make any filing with or obtain any Permit, consent, waiver or other authorisation from any Governmental Authority (including approval from any stock exchange or the approval of PEDCO’s shareholders) or other Person in connection with the execution, delivery and performance of the Transaction Agreements to which it is a party;

(e)
there is no legal, administrative, arbitration or other action or Proceeding or governmental investigation pending or threatened, either by or against PEDCO, and there are no relevant facts known to PEDCO which are likely to give rise to such Proceedings, that challenges the validity or performance of this Agreement or the other Transaction Agreements to which it is a party or which, if successful, could hinder or prevent PEDCO from performing its obligations hereunder or thereunder;

(f)
(i) no order has been made, petition presented, meeting convened or resolution passed for the winding-up of PEDCO or for the appointment of any provisional liquidator of PEDCO or any analogous proceedings; (ii) PEDCO has not stopped or suspended payment of its debts or become unable to pay its debts; (iii) PEDCO has not entered into any compromise or arrangement with its creditors or any class of its creditors generally, nor has any such compromise or arrangement been proposed, sanctioned or approved; and (iv) no distress, execution or other similar process has been levied on any of the assets of PEDCO; and

(g)
on 12 August 2013, PEDEVCO entered into a PEDEVCO Corp. Common Stock and Warrant Subscription Agreement, as amended (“Yao Hang Subscription Agreement”), with Yao Hang under which Yao Hang subscribed for a certain number of common stock and warrants convertible into common stock of PEDEVCO for the sum of United States Dollars Twenty Million (US$20,000,000), of which United States Dollars Ten Million (US$10,000,000) was paid by Yao Hang upon the signing of the PEDEVCO Subscription Agreement and an additional United States Dollars Ten Million (US$10,000,000) (“Yao Hang Subsequent Closing Payment”) is due and payable by Yao Hang by 15 December 2013

(collectively, the “PEDCO Warranties”).

PEDCO hereby acknowledges that each of PEDCO Warranties in this Clause 6.1 is true and correct as of the date hereof and as of the Completion Date, and the Company has relied upon such PEDCO Warranties to enter into this Agreement. Each of PEDCO Warranties in this Clause 6.1 shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any provision in this Agreement.

7.	SURVIVAL AND INDEMNITIES

7.1	Survival

Subject to Clause 7.7, the Warranties contained in or made pursuant to this Agreement shall survive until the date falling twelve (12) months from the Completion Date (the “General Warranty Expiration Date”), provided that the Warranties set out in Clause 10 (Taxation) of Schedule 2 shall survive until the date falling three (3) months after the expiration of the applicable statute of limitations relating to Tax matters (the “Tax Warranty Expiration Date”, together with the General Expiration Date, each a “Warranty Expiration Date”).

7.2	Warranty Claims

(a)
Subject to and as from the Completion, and further subject to this Clause 7 (including PEDCO’s compliance with Clauses 7.3 to 7.5), the Warrantors jointly and severally covenant to pay on demand PEDCO an amount equal to any damages, deficiencies, losses costs, liabilities and expenses (“Losses”) suffered by PEDCO, resulting directly from or arising in connection with any claims for breach of any of the Company Warranties (a “Company Warranty Claim”) brought prior to the relevant Warranty Expiration Date.

(b)
Subject to and as from Completion and except as otherwise set out herein, PEDCO covenants to pay on demand to each of the Warrantors an amount equal to any Losses, suffered by the respective Warrantor, resulting directly from or arising in connection with any claims for breach of any of the PEDCO Warranties (a “PEDCO Warranty Claim”) brought prior to the relevant Warranty Expiration Date.

(c)
Subject to and as from Completion and except as otherwise set out herein, Sixth Energy covenants to pay on demand to PEDCO an amount equal to any Losses, suffered by PEDCO, as the case may be, resulting directly from or arising in connection with any claims for breach of any of the Sixth Energy Warranties (a “Sixth Energy Warranty Claim”) brought prior to the relevant Warranty Expiration Date.

(d)
The Warrantors shall not be liable for any Losses in respect of a Company Warranty Claim to the extent that the aggregate amount of any Losses in respect of any breach of the Company Warranties (i) until the aggregate amount of Losses exceeds an amount equivalent to United States Dollars Two Million (US$2,000,000) (provided that once the Losses exceed such amount, the Warrantors shall be responsible for all Losses incurred from the first dollar); and (ii) to the extent that the aggregate amount of Losses in respect of (1) any breach of the Company Warranties (other than the Fundamental Warranties) will not exceed 35% of the actual portion of the full Subscription Price received by the Company; and (2) any breach of the Fundamental Warranties will not exceed 100% of the actual portion of the full Subscription Price received by the Company.

(e)
PEDCO shall not be liable for any Losses in respect of a PEDCO Warranty Claim to the extent that the aggregate amount of any Losses in respect of any breach of the PEDCO Warranties (a) until the aggregate amount of Losses exceeds an amount equivalent to United States Dollars Two Hundred Thousand US$200,000) (provided that once the Losses exceed such amount, PEDCO shall be responsible for all Losses incurred from the first dollar); and (b) to the extent that the aggregate amount of Losses in respect of any breach of the PEDCO Warranties will not exceed United States Dollars Two Million US$2,000,000.

7.3	Procedures for Indemnification (Third Party Claims)

(a)
If PEDCO receives written notice of the commencement of any Proceeding by a third party including a Governmental Authority (a “Third Party Claim”) against any of PEDCO or the Company in relation to the transactions contemplated under this Agreement, and PEDCO intends to seek indemnity pursuant to this Clause 7.3, PEDCO shall as promptly as practicable provide each Warrantor with notice in writing of the Third Party Claim; provided, however, that no delay on the part of PEDCO in notifying such Warrantor will relieve such Warrantor from any obligation hereunder unless (and then solely to the extent) such Warrantor is materially and actually prejudiced as a result thereof. Such Warrantor shall be entitled to assume the defense of such Third Party Claim at its own expense. Such defense shall be conducted through counsel selected by such Warrantor, which counsel shall be satisfactory to PEDCO. Should such Warrantor so elect to assume the defense of a Third Party Claim, such Warrantor will not be liable to PEDCO for any legal or other expenses subsequently incurred by PEDCO in connection with the defense thereof. If such Warrantor is conducting the defense of the Third Party Claim, PEDCO shall be entitled, at its own expense, to retain separate counsel and participate in the defense of such Third Party Claim. Such Warrantor will keep PEDCO informed of all material developments relating to or arising in connection with such Third Party Claim.

(b)
In the event that the relevant Warrantor(s) fail to so assume the defense of any Third Party Claim within thirty (30) calendar days after receipt of notice thereof from PEDCO, PEDCO shall have the right to undertake the defense of such Third Party Claim and, if such Third Party Claim is one for which PEDCO is entitled to be indemnified under this Clause 7.3, such defense of such Third Party Claim shall be at the expense and for the account of the Warrantors.

(c)
Each Warrantor shall be required to obtain the prior written consent of PEDCO (such consent not to be unreasonably withheld, delayed or conditioned) before consenting to any judgment, entering into or making any settlement, compromise or discharge of any Third Party Claim or any liability in respect thereof.

(d)
Each Warrantor shall not be entitled to control (but shall be entitled to participate at its own expense in) the defense of any Third Party Claim as to which such Warrantor fails to assume the defense within thirty 30 calendar days after receipt of notice thereof from PEDCO; provided, however, that PEDCO shall make no settlement, compromise, discharge, admission, or acknowledgment that would give rise to any liability on the part of any Warrantor without the prior written consent of such Warrantor (such consent not to be unreasonably withheld, delayed or conditioned).

(e)
The reimbursement of fees, costs and expenses required by this Clause 7.3 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

7.4	Procedures for Indemnification (Direct Claims)

In any case in which PEDCO seeks indemnification hereunder which is not subject to Clause 7.3 because no Third Party Claim is involved (including due to a breach or termination of the Subsurface Use Contracts, as the case may be), PEDCO shall notify each Warrantor in writing setting out in reasonable details the claim, and to the extent possible, an estimate of the amount of Losses, as promptly as reasonably practicable of any Losses which PEDCO claims are subject to indemnification under the terms hereof. The failure of PEDCO to exercise promptness in such notification shall not amount to a waiver of such claim unless and to the extent the resulting delay materially and actually prejudices the position of such Warrantor with respect to such claim.

7.5	No Double Recovery

PEDCO shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same Loss.

7.6	Mitigation Not Affected

Nothing in this Agreement shall affect the application of the common law rules on mitigation in respect of any claim or any matter giving rise to a claim.

7.7	Fraud, Power, Authority, Capacity, Constitution

None of the limitations on the liability of the Warrantors set out in this Clause 7 (whether as to the quantum of the claim, the time limit for notification of the claim, the procedures or requirements for making a claim or otherwise) shall apply to any claim against the Warrantors to the extent that the liability of any of the Warrantors in respect of that claim arises from:

(a)            fraud, wilful default, concealment, or dishonesty on the part of any of the Warrantors; or

(b)
any of the Warrantors or any signatory on their respective behalves being claimed not to have had legal power, authority or capacity to enter into this Agreement or any other Transaction Agreements to which a Warrantor is a party.

7.8	Survival of these Provisions

The provisions of this Clause 7 shall apply notwithstanding any other provision of this Agreement and will not be discharged or cease to have effect in consequence of any termination or rescission of any other provisions of this Agreement.

8.	PRE-COMPLETION COVENANTS

8.1	Conduct during Transition Period

The Company will and will cause other Group Companies to, during the Transition Period, carry on their business in the ordinary course of business and consistent with past practices. Without limiting the foregoing, during the Transition Period, the Company will not, and will cause other Group Companies not to, take any of the following actions unless (a) such action has been Disclosed or is otherwise expressly permitted under the terms of any Transaction Agreement and any agreements referred to therein (including the Strong Petro SPA, the Sixth Energy SPAs and the Caspian Transaction Agreements), or (b) the Company has obtained the prior written consent of PEDCO (such consent not to be unreasonably withheld or delayed):

(a)	any assignment, sale, disposition or transfer of any material assets of any Group Company;

(b)	any material change in the business scope of any Group Company;

(c)	any material change or amendment to the Subsurface Use Contracts;

(d)	the creation, grant or issuance of any equity securities or participating interests by the Company;

(e)	any redemption or repurchase by the Company of any debt or equity securities or participating interests of the Group Company;

(f)
change in any rights attaching to any securities or participating interests issued by a Group Company or granting of any right to the holders of any securities or participating interests issued by a Group Company, or creating or allowing to be created any Encumbrance over any participating interest in a Group Company in favour of a Person other than a Group Company other than the transactions contemplated under the Caspian Transaction Agreements;

(g)	any declaration, setting aside or payment of any dividend or other distribution to the participating interest holders of the Company;

(h)
incur any additional Indebtedness in excess of United State Dollars Ten Millions Dollars (US$ 10,000,000) by any Group Company (it being acknowledged by the Parties that an advance made or to be made by the Company or Groenzee to Caspian, Aral or any other Group Company shall not be deemed to be additional Indebtedness for the purpose of this provision);

(i)
create any Encumbrance over any material asset of the Company or Groenzee or the giving by the Company or Groenzee of any guarantee or indemnity in respect of any obligation of any Person (other than its Subsidiaries);

(j)
grant or agree to grant any loan (other than under any of the Existing Shareholder Loan Agreement, the Groenzee Loan Agreement, the Caspian Loan Agreement, the Amended and Restated Loan Agreement), advance or capital contribution of any Group Company to any Person other than a Subsidiary of the Company;

(k)	any liquidation, winding up, dissolution, receivership, bankruptcy or any like scheme of arrangement of the Company and Subsidiary;

(l)
any acquisition of the whole or any significant part of any business or undertaking or any shares in the capital of a company, or formation of any Subsidiary, entry into any joint venture or partnership with any Person involving any amount in excess of US$1,000,000;

(m)
entry by a Group Company into any transaction with any Affiliate or any shareholder, director or officer of the Company or Affiliate of any shareholder, director or officer of the Company outside the ordinary course of business, save that PEDCO expressly acknowledges and agrees that Sixth Energy may extend a shareholder loan of up to United State Dollars Ten Millions Dollars (US$10,000,000) to the Company during the Transition Period and the Company may retain the services of any of its shareholders during the Transition Period on an arms-length basis;

(n)	amendment of the currently effective memorandum and articles of association of the Company or other governing documents of the Company;

(o)
make any change to the accounting procedures, policies or treatment by reference to which the Company’s accounts or other financial statements are prepared, change the Company’s residence for Tax purposes or change the Company’s accounting reference date; and

(p)	the delegation of any authority to, or the agreement with any Person to, conditionally or otherwise, do any of the foregoing.

8.2	Information Rights

During the Transition Period, subject to compliance with applicable laws, the Company will grant to PEDCO (a) reasonable inspection rights in respect of each Group Company’s books and records as well as its premise, including, access to books of account, meeting minutes, resolutions of the general meeting or supervisory council of Aral, and other documents relating to the operation and financial situation of the Group that is reasonably required by PEDCO upon prior written notice from PEDCO, and (b) the rights to discuss or inquire with the Company’s officers or directors regarding any information that is furnished to PEDCO under this Clause 8.2.

The Company shall also furnish to PEDCO the following:

(a)
(i) annual audited financial reports of the Company and of each of the Company’s Subsidiaries within forty (40) days of the end of each financial year; and (ii) interim unaudited financial reports of the Company and of each of the Company’s Subsidiaries within thirty (30) days of the end of each of the first three calendar quarters of each financial year, prepared in a manner consistent with the manner in which such reports were prepared prior to the date thereof;

(b)	annual budgets and production forecasts of the Group not less than thirty (30) days prior to the commencement of each calendar year;

(c)
prior notification of any change in the equity percentages of any Group Company, or any joint venture to which any Group Company is a party (other than the changes in the equity percentages as contemplated under the Caspian Transaction Agreements, the Strong Petro SPA and the Sixth Energy SPAs);

(d)	prompt notification of any material litigation or, to the extent the Company has actual knowledge, threatened material litigation of each Group Company; and

(e)	any other information required to be furnished to shareholders of an exempted company under the laws of the British Virgin Islands.

9.	ANNOUNCEMENTS AND CONFIDENTIALITY

9.1	Announcements

No announcement, press release or circular in connection with the existence or the subject matter of the Transaction Agreements shall be made or issued by or on behalf of a Party without prior consent of the other Parties (such consent not to be unreasonably withheld or delayed). The provisions of this Clause 9.1 shall not prevent, or require consent for, a public disclosure or communication which the party making such disclosure or communication is specifically required to make pursuant to applicable law, rule or regulation (upon advice of counsel), provided that to the extent permissible under law and practicable under the relevant circumstances (including not causing any delay), the Party required to make the disclosure or communication shall consult with the other Parties prior to making the disclosure or communication.

9.2	Confidentiality

From the date of this Agreement and thereafter, without a limit in time, each Party shall maintain secrecy and confidentiality of, and not use or disclose to any third party or Person, any Confidential Information, provided, however, that the forgoing shall not prohibit disclosure or use of any information if and to the extent that:

(a)
the disclosure or use is required by law, any regulatory body or the rules and/or regulations of any relevant stock exchange, including any disclosure or use in an announcement, press release or circular required to be made or issued pursuant to Clause 9.1;

(b)
the disclosure or use is required for the purpose of any judicial or regulatory proceedings arising out of the Transaction Agreements or any other agreement entered into under or pursuant to the Transaction Agreements or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing Party;

(c)
the disclosure is made to employees, directors, officers, agents, Affiliates, fund investors and professional advisors, including financial advisors, lenders, consultants, accountants and legal counsel, of a Party on terms that such employees, directors, officers, agents, Affiliates, fund investors, lenders and professional advisors undertake to comply with the provisions of this Clause 9 in respect of such information as if they were a party to the Transaction Agreements; or

(d)	the other Parties have given prior written approval to the disclosure or use.

9.3	Exceptions to Confidentiality

The obligation to keep the information confidential shall not apply to Confidential Information that:

(a)	can be shown by the disclosing Party to the reasonable satisfaction of the other Parties is already known to the disclosing Party independently and prior to its transfer by the disclosing party;

(b)
on, before or after the date of this Agreement is in or enters the public domain prior to its disclosure by the receiving party or thereafter enters the public domain not due to any violation of the obligation of confidentiality by the receiving party; or

(c)
on, before or after the date of this Agreement is lawfully received from a third party source, which source was not, and could not reasonably have been (given the inquiry that should have been made), known by the disclosing Party, to be in breach of an obligation to any other Party not to disclose such Confidential Information.

10.	NOTICES

All notices, communications and demands of any kind which a Party may be required or desire to serve upon the other Parties under the terms of this Agreement shall be in writing and shall be deemed to have been effectively given if written in English and served by personal service, registered mail, courier, fax or e-mail at the addresses set out below or at such other address as may be designated by a Party by a written notice given in conformity with this Agreement. Notices shall be deemed delivered, in the case of registered mail, personal service and courier, on the date of actual delivery as evidenced by delivery receipt. Notices may be delivered by fax or e-mail and shall be deemed delivered upon the date of confirmation of delivery as received by means of transmitting fax machine transmission confirmation print-out or reply e-mail from the recipient acknowledging receipt.

  If to the Company:

Address:	1201 Block B3, Sunshine Plaza,
68 Anli Road, Chaoyang District
Beijing, the PRC
Attention:	Mr. Zhao Wei
Fax:	86 10 6498 4436
Email:	lancezhao@asiasixthenergy.com

If to Sixth Energy:

Address:	1201 Block B3, Sunshine Plaza,
68 Anli Road, Chaoyang District
Beijing, the PRC
Attention:	Mr. Zhao Wei
Fax:	86 10 6498 4436
Email:	lancezhao@asiasixthenergy.com

If to PEDCO:

Address:	4125 Blackhawk Plaza Circle
Suite 201
Danville, CA 94506
United States of America
Attention:	CEO and General Counsel
Fax:	(925) 403-0703
Email:	ingriselli@pacificenergydevelopment.com and
cmoore@pacificenergydevelopment.com

11.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of England and Wales without reference to the choice of law principles thereof.

12.	DISPUTE RESOLUTION

12.1	Amicable Settlement

All Disputes between the Parties arising out of or relating to or in connection with this Agreement, including the performance or non-performance of the obligations set out herein shall, so far as is possible, be settled amicably between the Parties within thirty (30) calendar days after written notice of such Dispute has been given by one Party to the other Party.

12.2	Arbitration Procedure

Any Dispute that is not resolved by the Parties pursuant to Clause 12.1, shall be finally resolved by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce, in force at the time when the request for arbitration by a Party is served in accordance with the said rules (“ICC Rules”). There shall be three (3) arbitrators appointed in accordance with the ICC Rules. The place of the arbitration shall be San Francisco, California in the event the Company or Sixth Energy is the moving party, or Hong Kong, if PEDCO is the moving party. If the place of arbitration is San Francisco, the successful party in any court proceedings in support of the arbitral process shall be entitled to their legal costs.  The language of the arbitration shall be English. The arbitration agreement shall be governed by English law.

12.3	Provisional or Interim Relief

By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including a preliminary remedy in aid of arbitration, or order any interim injunction. A request for such provisional remedy or interim injunction by the parties to a court shall not be deemed a waiver of this Agreement to submit to arbitration.

12.4	Continued Performance during Arbitration

During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

13.	MISCELLANEOUS

13.1	Fees and Expenses

Each Party shall pay its own costs and expenses (including the fees and expenses of its agents, representatives, advisors, counsel and accountants) necessary for the negotiation, preparation, execution, delivery, performance of and compliance with this Agreement and the other Transaction Agreements to which it is a party.

13.2	Successors and Assigns

This Agreement has been made solely for the benefit of the Parties and their respective successors, personal representatives, heirs and estates and permitted assigns and nothing herein is intended to confer any rights or remedies under or by reason of this Agreement to any other Person.

13.3	Assignment

The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, neither Party shall be entitled to assign, grant any security interest over, declare a trust or otherwise transfer the benefit or burden of any provision of this Agreement without the prior written consent of the other Party. Any assignment or transfer in violation of this Clause shall have no legal force or effect.

13.4	Survival

Clauses 1, 3.6, 7.8, 9, 10, 11, 12, and 13 shall survive the termination or expiration of this Agreement. Termination or expiry of this Agreement shall not affect any rights or liabilities of a Party that have accrued to it before the effective date of such termination or expiry.

13.5	Entire Agreement

This Agreement and the other Transaction Agreements contain the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede and cancel all prior oral and written agreements or representations, if any, among the Parties or any of them relating to the subject matter thereof.

13.6	Further Assurances

The Parties shall, with reasonable diligence, do and procure all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Completion.

13.7	Amendments and Waivers

All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the Parties.

13.8	No Waiver

The failure of a Party at any time to require observance or performance by any other Parties of any of the provisions of this Agreement shall in no way affect the Party’s right to require such observance or performance at any time thereafter, nor shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

13.9	Severability

The invalidity, in whole or in part, of any of the provisions of this Agreement shall not affect the validity of the remainder of this Agreement. If any provision of this Agreement is found by a court of competent jurisdiction or duly appointed arbitral tribunal to be unenforceable, it shall, to the extent possible, be modified in such manner as to be enforceable, but so as to most nearly retain the intent of the Parties, and if such modification is not possible, that provision shall be served and, in either case, the remainder of this Agreement shall continue in full force and effect.

13.10	Release and Indulgence

Any liability to any Party may in whole or in part be released, compounded or compromised or time or indulgence given by any other Party in writing in their absolute discretion, as regards any of the Parties under such liability without in any way prejudicing or affecting their rights against any other Party or Parties under the same or a like liability whether joint and several or otherwise.

13.11	Third Party Rights

No Person who is not a party to this Agreement (including any employee, officer, agent, representative or subcontractor of a Party) shall have the right (whether under the Contracts Rights of Third Parties Act 1999 or otherwise) to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing by the Parties.

13.12	Counterparts

This Agreement may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instruments.

The remainder of this page is intentionally left blank.

SCHEDULE 1  DETAILS OF THE COMPANIES

Part 1 - Asia Sixth Energy Resources Limited

1.	Registered Company Name	:	Asia Sixth Energy Resources Limited
2.	Registered Address	:	Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands
3.	Date of Incorporation	:	20 September 2010
4.	Company Number	:	1605743
5.	Place of Incorporation	:	British Virgin Islands
6.	Director(s)	:	Zhao Wei Yantian Tang Frank Douglas Magnus Wang Jiansheng Yao Guoliang
7.	Authorized Share Capital	:	US$50,000 divided into 50,000 shares of US$1.00 each
8.	Issued Share Capital	:	US$167 divided into 1 share of US$1.00 each
9.	Shareholder as of the Date hereof	:	The Sixth Energy Limited (100 shares) Excellent Harvest Holdings Ltd. (67 shares)
10.	Secretary	:	Nil

Part 2 - Groenzee B.V.

1.	Registered Company Name	:	Groenzee B.V.
2.	Place of business	:	Stationsstraat 32, 1211EP Hilversum, the Netherlands
3.	Date of Incorporation	:	12 August 1994
4.	Dutch Trade Register Number	:	27237041
5.	Place of Incorporation	:	Netherlands
6.	Director(s)	:	Asia Sixth Energy Resources Limited
7.	Issued Capital	:	EUR 18,000.00
8.	Paid-up Capital	:	EUR 18,000.00
9.	Shareholder as of the Date hereof	:	Asia Sixth Energy Resources Limited
10.	Secretary	:	Nil

Part 3 - Aral Petroleum Capital Limited Liability Partnership

1.	Registered Partnership Name	:	Aral Petroleum Capital Limited Liability Partnership
2.	Place of business	:	77, Dzhambul Street, Almalinskyi District, Almaty, 050012, Republic of Kazakhstan
3.	Date of Incorporation	:	25 August 2004
4.	State registration certification no.	:	65245-1910- TOO (ИУ)
5.	Place of Incorporation	:	Republic of Kazakhstan
6.	General Director	:	Li Yulin
7.	Issued Capital	:	140,000.00 Kazahstan Tenge
8.	Paid-up Capital	:	140,000.00 Kazahstan Tenge
9.	Participants as of the Date hereof	:	Asia Sixth Energy Resources Limited (10% participation interest) Groenzee B.V. (50% participation interest) Caspian Energy Ltd. (40% participation interest)
10.	Secretary	:	Nil

SCHEDULE 2  COMPANY WARRANTIES

1.
Existence. Each Group Company is duly established and validly existing under the laws of its jurisdiction of incorporation with the power and capacity to enter into the transactions contemplated hereby and to perform its obligations hereunder.

2.
Authority. The Company has the full corporate power and authority and full legal capacity to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party and each of such Transaction Agreements will be or have been duly executed and delivered and constitute or will constitute a valid and binding obligation of the Company enforceable in accordance with its terms, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity.

3.
Non-contravention. The execution, delivery and performance by the Company of the Transaction Agreements to which it is a party, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) any Governmental Rule or order of any Governmental Authority or any court, domestic or foreign, having jurisdiction over the Company, (ii) any material agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties of the Company is subject, or (iii) the organizational documents of the Company other than, in each case, where such breach, violation or default has not and is not reasonably likely to have a Material Adverse Effect on the Company’s ability to perform its obligations under any of the Transaction Agreements.

4.
Consents. Save as expressly set out in this Agreement, the Company is not and will not be required to give any notice or to make any filing with or obtain any Permit, consent, waiver or other authorisation from any Governmental Authority or other Person in connection with the execution, delivery and performance of the Transaction Agreements to which it is a party.

5.
Proceedings. There is no legal, administrative, arbitration or other action or Proceeding or governmental investigation pending, or to the best of the knowledge of the Warrantors, threatened, either by or against the Company, and there are no relevant facts known to the Company which are likely to give rise to such Proceedings, that challenges the validity or performance of this Agreement or the other Transaction Agreements to which the Company is a party or which, if successful, could hinder or prevent the Company from performing its obligations hereunder or thereunder; and (i) no order has been made, petition presented, meeting convened or resolution passed for the winding-up of the Company or for the appointment of any provisional liquidator of the Company or any analogous proceedings; (ii) the Company has not stopped or suspended payment of its debts or become unable to pay its debts; (iii) the Company has not entered into any compromise or arrangement with its creditors or any class of its creditors generally, nor has any such compromise or arrangement been proposed, sanctioned or approved; and (iv) no distress, execution or other similar process has been levied on any of the assets of the Company.

6.
Ownership; Capitalization. As of the date of this Agreement, Sixth Energy is the legal and beneficial owner of 100 issued Shares of the Company, representing approximately 59.88% of the total issued shares of the Company. The Company legally and beneficially owns 100% of the share capital of Groenzee and directly and indirectly (through Groenzee) legally and beneficially owns in the aggregate not less than 60% of the participation interest in the capital of Aral. All of the shares or participation interest in the capital of each Group Company are duly and validly authorized, fully paid and non-assessable, and save as Disclosed, there is no Encumbrance over or affecting any of such shares or participation interest.

7.
Subsidiaries. Save for Groenzee and Aral, the Company has not and has never had any Subsidiaries and is not and has never been a legal or beneficial owner of any share or equity interests in any Person.

8.
Intellectual Property. Aral has sufficient title and ownership of or rights to use all material intellectual property (“Aral Intellectual Property”) that are currently being used in its operation without any known conflict with, or known infringement of, the rights of any other Person. All Aral Intellectual Property is owned or licensed free and clear of all liens and Encumbrances. The patents and patent applications of Aral have not been challenged, cancelled, expired or abandoned and are valid and enforceable.

9.
No Default. Save as Disclosed, each Group Company is not in violation or default, and to the best of the knowledge of the Warrantors, no condition exists that would constitute a material violation or default, under, (i) the existing constitutional documents of the Group Company, (ii) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which the Group Company is a party or by which it or any of its properties is bound, (iii) any lease or material contract to which the Group Company is a party, (iv) any provision of any decree, or order to which the Group Company is a party or by which it is bound, any statute, rule or governmental rule applicable to the Group Company, or (v) any judgment or injunction of any court, arbitrator or Governmental Authority, the violation of which would, either individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Group Company.

10.
Taxation. Each Group Company has timely filed or caused to be timely filed with the appropriate taxing authorities all Tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and informational tax returns) for Taxes (“Returns”) that are required to be filed by, or with respect to, the Group Company. The Returns have in all material respects correctly reflected all liability for Taxes of the Group Company for periods covered thereby. All Taxes and assessments (including interest and penalties) payable by, or due from, the Group Company have been fully paid, and no deficiency for any material amount of Tax has been asserted or assessed against the Group Company. There is no pending or, to the best of the knowledge of the Warrantors, threatened Tax examination, audit or investigation of the Group Company or other action in respect of any Taxes owed by the Group Company.

11.
Insurance. All insurance policies maintained by each Group Company are in full force and effect, all premiums due and owing thereon have been paid, and the Group Company is otherwise in compliance in all material respects with the terms and provisions of such policies. To the best of the knowledge of the Warrantors, each Group Company is not in default under any of such insurance policies and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder or give an insurer the right to refuse indemnity in whole or in part in respect of any claim under such policies. Each Group Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policies or arrangements been threatened, and so far as the Warrantors are aware, there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies or give an insurer the right to refuse indemnity in whole or in part in respect of any claim under such policies.

12.
Material Contracts. No contract entered into by a Group Company (a) is outside the ordinary and proper course of business or is otherwise unusual; or (b) has been entered into other than by way of a bargain at arm's length.

13.
Transactions with Affiliates. Save for the Existing Shareholder Loan Agreement, the Amended and Restated Loan Agreement, and any agreement for services between the Company and its shareholders during the Transition Period, no employee, officer or director of the Company or the Warrantor, no shareholders of the Warrantor and no spouse, parent, sibling, child or Affiliate of any employee, officer or director of the Company or each Warrantor or of any shareholders of the Warrantor (each, a “Related Party”) has any contract or proposed transaction with, or is indebted to the Company, nor is the Company indebted (or committed to repay or make loans or repay or extend or guarantee credit) to any of them. No Related Party has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a contract, or any firm or corporation that competes with the Company.

14.
Compliance with Laws; Permits. Each Group Company is in compliance with all laws, regulations, orders, judgments and decrees applicable to it in all material respects. Each Group Company has obtained and possesses all required Permits necessary for it to conduct its business as currently conducted, or has made all required, material registrations, qualifications, designations, declarations and filings with, any foreign, national, provincial or local Governmental Authority related to the ownership, lease or use of its properties or the operation of its assets and business as currently conducted, the lack of which would not have a Material Adverse Effect on the Group Company. All such Permits are in full force and effect, and the Group Company is in compliance in all material respects with all such Permits, and it is not aware that any of such required Permits will not be renewed on or prior to its termination date, and the consummation of the transactions contemplated under the Transaction Agreements will not result in the termination or revocation of any of such Permits.

15.
Insolvency, Winding up, Etc. No order or petition has been presented or resolution passed for the administration, winding-up, dissolution or liquidation of each Group Company and no administrator, receiver or manager has been appointed in respect thereof. No Group Company has commenced any other proceeding under any bankruptcy, reorganization, composition, arrangement, adjustment of debt, release of debtors, dissolution, insolvency, liquidation or similar law of any jurisdiction and there has not been commenced against the Company any such proceeding.

16.	Accounts and Financial Statements.

(a)	The Company has furnished PEDCO with the Audited Accounts and the Management Accounts.

(b)
All of the accounts receivable and notes receivable owing to Company, including all accounts receivable and notes receivable set forth on the Audited Accounts and Management Accounts, constitute valid and enforceable claims other than accounts receivable and notes receivable which individually and in the aggregate are not material, and are good and collectible in the ordinary course of business in all material respects, net of any reserves shown on the Audited Accounts and Management Accounts, and no further goods or services are required to be provided in order to complete the sales and to entitle such person or entity to collect in full.

17.
Liabilities. Save as Disclosed, the Company does not have any claims, obligations or liabilities or Indebtedness, whether absolute, accrued, contingent or otherwise, except for (i) claims, obligations, liabilities or Indebtedness set out in the Audited Accounts and Management Accounts, or specifically disclosed in the footnotes thereto, (ii) accounts payable to trade creditors (including its advisors and consultants) and accrued expenses incurred subsequent to the date of the Management Accounts in the ordinary course of business consistent with past practice, and (iii) obligations under contracts and commitments incurred in the ordinary course of business. The Company has no obligations or liabilities of any nature, whether actual, contingent, contractual or otherwise, save for obligations and liabilities imposed by the terms of the Transaction Agreements. Save as Disclosed and for Indebtedness under the Existing Shareholder Loan Agreement, the Groenzee Loan Agreement, the Caspian Loan Agreement and the Transaction Agreements, as of the Completion Date, the Company does not owe any Indebtedness to Sixth Energy or its directors or officers.

18.
Books and Records. The minute books of the Company, as previously made available to PEDCO are true, correct and complete, and contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) its board of directors' meeting. The Company has no records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct Control of the Company.

19.
Assets. Each Group Company has good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Encumbrances, all of the tangible and intangible personal property and assets reflected in the Audited Accounts and Management Accounts or thereafter acquired, except for properties and assets disposed of in the ordinary course of business, consistent with past practice, since the date of the Management Accounts. The Company owns or has the exclusive right to use all of the assets necessary for the conduct of its business as currently conducted.

20.
Operations. Aral is not conducting any operations outside the Republic of Kazakhstan. Aral has a subsurface use right in the Northern Block as defined in and pursuant to the Exploration Contract and in the East Zhagabulak Field as defined in and pursuant to the Production Contract. The Subsurface Use Contracts are in full force and effect, and there exists no (i) default or event of default by Aral or any other party to the Subsurface Use Contracts with respect to any material term or provision of any such contract, or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company or any other party thereto, with respect to any material term or provision of the Subsurface Use Contracts, or (iii) any grounds for suspension and/or termination of the Subsurface Use Contracts.

21.
Disclosure. No part of any document or information provided to PEDCO or its legal advisors throughout the course of the Parties’ communications and negotiations leading up to the Completion contained any untrue statements in any material respect, omitted any material facts or was provided with any intention to mislead PEDCO.

22.
Absence of Change. Since 31 March 2013, there has not been any event or development that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, any Material Adverse Effect on the Company.

[Signature page follows]

EXECUTION

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed by their duly authorised officers and be delivered and take effect on the date first above written.

MR. ZHAO WEI                                                                                                          )
duly authorised under the laws of British Virgin Islands on behalf of                )
THE SIXTH ENERGY LIMITED                                                                               )

/s/ Zhao Wei

In the presence of: /s/ Wut Oi Ching, Tracy

Print Name of Witness:  Wut Oi Ching, Tracy

Address: 23/F., One Pacific Place, 88 Queensway, Hong Kong

MR. ZHAO WEI                                                                                                          )
duly authorised under the laws of British Virgin Islands on behalf of               )
ASIA SIXTH ENERGY RESOURCES LIMITED                                                   )

/s/ Zhao Wei

In the presence of: /s/ Wut Oi Ching, Tracy

Print Name of Witness:  Wut Oi Ching, Tracy

Address: 23/F., One Pacific Place, 88 Queensway, Hong Kong

MR. FRANK C. INGRISELLI                                                                                           )
duly authorised under the laws of State of Nevada on behalf of                              )
PACIFIC ENERGY DEVELOPMENT CORP.                                                              )

/s/ Frank C. Ingriselli

In the presence of: /s/ Clark R. Moore

Print Name of Witness: Clark R. Moore

Address:  4125 Blackhawk Plaza Circle, Suite 201, Danville, CA 94506, USA